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                                                                 EXHIBIT 99.9(b)
                                                                          [FORM]
                   ADDENDUM NO. 1 TO ADMINISTRATION AGREEMENT

     This Addendum No. 1, dated as of the ____ day of __________, 1996, between THE COMMERCE FUNDS, a Delaware Business Trust having its principal office and place of business at 4900 Sears Tower, Chicago, IL (the "Trust") and GOLDMAN SACHS ASSET MANAGEMENT, with its principal office and place of business in New York, New York (the "Administrator");

          WHEREAS, the Trust and the Administrator have entered into an Administration Agreement dated as of November 8, 1994 (the "Administration Agreement"), pursuant to which the Trust appointed the Administrator to act as the administrator to the Trust for its Short-Term Government Fund, Bond Fund, Balanced Fund, Growth Fund, Aggressive Growth Fund, International Equity Fund, National Tax-Free Bond Fund and Missouri Tax-Free Bond Fund (each a "Fund");

          WHEREAS, the Trust has notified the Administrator that it has established a Growth and Income Fund and that it desires to retain the Administrator to act as the administrator therefor, and the Administrator has notified the Trust that it is willing to serve as administrator for the Growth and Income Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1.  APPOINTMENT.  The Trust hereby appoints the Administrator to act
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as administrator to the Trust for the Growth and Income Fund for the period and on the terms set forth in the Administration Agreement. The Administrator hereby accepts such appointment and agrees to render the services set forth in the Administration Agreement for the compensation herein provided.

          2.  COMPENSATION.  For the services provided and the expenses assumed
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pursuant to the Administration Agreement with respect to the Growth and Income
Fund the Trust will pay the Administrator and the Administrator will accept as full compensation therefor fees, computed daily and paid monthly, based on the net assets of the Growth and Income Fund considered at the following annual rate: 0.15 of 1% of the Growth and Income Fund's average daily net assets.

          3.  CAPITALIZED TERMS.  From and after the date hereof, the term
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"Fund" as used in the Administration Agreement shall be deemed to include the
Growth and Income Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Administration Agreement.
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          4.  MISCELLANEOUS.  Except to the extent supplemented hereby, the
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Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                 THE COMMERCE FUNDS


                                 By:________________________________
                                    Name:
                                    Title:

                                 GOLDMAN SACHS ASSET MANAGEMENT


                                 By:________________________________
                                    Name:
                                    Title:

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